Exhibit 10.1
CIENA CORPORATION
2008 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
     Ciena Corporation, a Delaware corporation, (the “Company”), hereby grants restricted stock units relating to shares of its common stock, $.01 par value, (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in this Agreement. This grant is subject to the terms and conditions set forth in (i) this Agreement, including any appendix attached hereto (as may be applicable for non-U.S. employees), (ii) the 2008 Omnibus Incentive Plan (the “Plan”) and (iii) the grant details for this award contained in your account with the Company’s selected broker. Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.
Grant Date:                           ,
Grant Number:
Name of Grantee:
Grantee’s Employee Identification Number:
Number of Restricted Stock Units Covered by Grant:
Vesting Start Date (if other than Grant Date):
Vesting Schedule:
By accepting this grant (whether by signing this Agreement or accepting the grant electronically via the website of the Company’s selected broker), you agree to the terms and conditions in this Agreement and in the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Holder:

(Signature)

Ciena Corporation:	By: David M. Rothenstein
Senior Vice President and Secretary

CIENA CORPORATION
2008 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability	This grant is an award of restricted stock units in the number of units set forth on the first page of this Agreement, subject to the vesting conditions described in this Agreement (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Vesting	Your Stock Units will vest as indicated on the first page of this Agreement, provided you remain in Service on the vesting date and meet any applicable vesting requirements set forth in this Agreement. Except as provided in this Agreement, or in any other agreement between you and the Company, no additional Stock Units will vest after your Service has terminated.

Share Delivery Pursuant to Vested Units; Withholding Tax	Shares underlying the vested portion of the Stock Units will be delivered to you by the Company as soon as practicable following the applicable vesting date for those shares, but in no event beyond 2 1/2 months after the end of the calendar year in which the shares would have been otherwise delivered.

On the vesting date (or as soon as practicable thereafter), a brokerage account in your name will be credited with Stock representing the number of shares that vested under this grant (the “Vesting Shares”). If the vesting date is not a trading day, the Stock will be delivered on the next trading day. The Company will determine, in its sole discretion, the number of the Vesting Shares necessary to cover the amount of any federal, state, local, and foreign taxes that the Company is required to withhold or pay (on behalf of the Company or you as holder) with respect to the Stock Units vesting, rounding up to the nearest whole Share of Stock (the “Withholding Shares”).

By accepting this award of Stock Units, you irrevocably (i) instruct the Company to deliver the Vesting Shares to your account; and (ii) authorize and direct the broker, to sell, on your behalf, the Withholding Shares at the market price per share at the time of such sale, and (iii) expressly consent to
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the delivery of the proceeds of the sale of Withholding Shares to the Company to be used to fund the payment of any applicable taxes (whether on behalf of the Company or you as holder) with respect to the Stock Units. You further acknowledge that this irrevocable written instruction is intended to constitute an instruction pursuant to Rule 10b5-1 of the Exchange Act. The Company shall be responsible for the payment of any brokerage commissions relating to the sale of the Withholding Shares.

You acknowledge that until the first trading day following the broker’s sale of the Withholding Shares, you shall not be entitled to effect transactions in the net Vesting Shares credited to your brokerage account.

The purchase price for the vested Shares of Stock is deemed paid by your prior services to the Company.

Forfeiture of Unvested Units	Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional Stock Units will vest after your Service has terminated for any reason and you will forfeit to the Company all of the Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Death	If your Service terminates because of your death, the Stock Units granted under this Agreement will automatically vest as to the number of Stock Units that would have vested had you remained in Service for the 12 month period immediately following your death.

Disability	If your Service terminates because of your Disability, the Stock Units granted under this Agreement will automatically vest as to the number of Stock Units that would have vested had you remained in Service for the 12 month period immediately following your Disability.

Termination For Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your Stock Units and this award shall immediately terminate.

Leaves of Absence	For purposes of this grant, your Service does not terminate when you go on a bona fide leave of absence approved by the Company, if the terms of your leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. The Company will determine, in
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its sole discretion, whether and when a leave of absence constitutes a termination of Service under the Plan.

Retention Rights	Neither your Stock Units nor this Agreement give you the right to be retained by the Company or any Affiliate in any capacity and your Service may be terminated at any time and for any reason.

Shareholder Rights	You have no rights as a shareholder unless and until the Stock relating to the Stock Units has been issued to you (or an appropriate book entry has been made). Except as described in the Plan or herein, no adjustments are made for dividends or other rights if the applicable record date occurs before your Stock is issued (or an appropriate book entry has been made). If the Company pays a dividend on its Stock, you will, however, be entitled to receive a cash payment equal to the per-share dividend paid on the Stock times the number of vested Stock Units that you hold as of the record date for the dividend.

Applicable Law	Any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to this Agreement or the Plan shall be commenced only in a court in the State of Delaware and the parties to this Agreement consent to the jurisdiction of such court. You agree to waive your rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or the Plan.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Agreement, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Stock Unit award, you consent to the Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan.

Consent to Electronic Delivery	Certain statutory materials relating to the Plan have been delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt
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of these materials, including the Plan and Plan prospectus.

Non-U.S. Residents	If you are a non-U.S. resident, additional terms and conditions with respect to your award may apply as set forth on the Stock Administration page of the MyCiena intranet.
This Agreement is not a stock certificate or a negotiable instrument.
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APPENDIX A
TO
RESTRICTED STOCK UNIT AGREEMENT
FOR GRANTEES LOCATED OUTSIDE THE U.S
This Appendix to the Terms and Conditions for Grantees Located Outside the U.S. includes additional terms and conditions that govern the grant Restricted Stock Units in your country. Capitalized terms not explicitly defined in this Appendix have the definitions ascribed to them in the Plan or the Agreement covering your Award.
This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at vesting of the Restricted Stock Units or the subsequent sale of the Shares or receipt of any dividends or dividend equivalents.
In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.
ARGENTINA
Notifications
Securities Law Information. Neither the Restricted Stock Units nor the issuance of Shares are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Information. In the event that you transfer proceeds in excess of US$2,000,000 from the sale of Shares into Argentina in a single month, you will be subject to certain exchange control laws. Please note that exchange control regulations in Argentina are subject to frequent change. You should consult with your personal legal advisor regarding any exchange control obligations that you may have.
AUSTRALIA
Restricted Stock Units Payable Only in Common Stock. Notwithstanding any discretion in the Plan, the Grant Notice or the Agreement to the contrary, upon vesting of the Restricted Stock Units, Shares will be issued as set forth in this section. In no event will the Award be paid to Grantee in the form of cash.
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Securities Law Information. If Grantee acquires Shares under the Plan and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law and Grantee should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.
BELGIUM
Tax Compliance. Grantee is required to report any taxable income attributable to the Award on his or her annual tax return. In addition, Grantee is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.
BRAZIL
Compliance with Law. By accepting the Award, Grantee agrees to comply with all applicable Brazilian laws and agrees to report and pay any and all applicable taxes associated with the receipt and vesting of this Award, the sale of the Shares acquired under the Plan and the receipt of any dividends.
Exchange Control Information. If Grantee is resident or domiciled in Brazil, Grantee will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights exceeds US$100,000. Assets and rights that must be reported include Shares of the Company.
CANADA
Restricted Stock Units Payable Only in Common Stock. Restricted Stock Units granted to Grantees in Canada shall be paid in Common Stock only and do not provide any right for Grantee to receive a cash payment, notwithstanding anything to the contrary in the Agreement governing this Award or the Plan.
The following provisions will apply if Grantee is a resident of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Award, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Data Privacy Notice and Consent. This provision supplements the Data Privacy section of the Award:
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Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Grantee further authorizes the Company, any Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. Grantee further authorizes the Company, any Subsidiary and the administrator of the Plan to record such information and to keep such information in his or her employee file.
CHINA
Exchange Control Restriction. Grantee understands and agrees to comply with exchange control laws in China and to immediately repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to China. Grantee further understands that such repatriation of the sale proceeds and dividends may need to be effected through a special foreign exchange control account established by Company or a Subsidiary and Grantee hereby consents and agrees that the proceeds from the sale of Shares and any dividends received may be transferred to such special account prior to being delivered to Grantee.
Furthermore, to facilitate compliance with any applicable laws or regulations in China, the Company reserves the right to (i) mandate the immediate sale of Shares to which Grantee is entitled on any applicable Vesting Date, or (ii) mandate the sale of Shares in the event of a Termination of Service. In either case, the proceeds of the sale of such Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to Grantee in accordance with applicable exchange control laws and regulations, as described above.
DENMARK
Nature of Grant. By participating in the Plan, Grantee acknowledges that he or she understands and agrees that the Award relates to future services to be performed and is not a bonus or compensation for past services.
Exchange Control and Tax Reporting Information. Grantee may hold Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Shares are held with a foreign broker or bank, Grantee is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, he or she must file a Form V (Erklaering V) with the Danish Tax Administration. Both Grantee and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the Shares in the account. By signing the Form V, Grantee authorizes the Danish Tax Administration to examine the account.
In addition, if Grantee opens a brokerage account (or a deposit account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account because cash can be held in the account. Therefore, Grantee must also file a Form K (Erklaering K) with the Danish Tax Administration. Both Grantee and the broker must sign the Form K. By signing the Form K, the broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Form K, Grantee authorizes the Danish Tax Administration to examine the account.
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FRANCE
Tax Information. The Restricted Stock Units are not intended to be French tax-qualified Awards.
French Language Provision. By signing and returning this Agreement, you confirm having read and understood the documents relating to the Plan which were provided to you in English language. You accept the terms of those documents accordingly.
French translation: En signant et renvoyant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.
GERMANY
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Grantee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report. No report is required for payments less than €12,500. In addition, Grantee must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.
HONG KONG
Issuance of Stock. Notwithstanding any discretion in the Plan, the Grant Notice or the Agreement to the contrary, in no event will the Award be paid to Grantee in the form of cash upon vesting of Restricted Stock Units.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, the grant of the Award shall be void.
Securities Law Information. This Award and the Shares to be issued upon vesting of the Restricted Stock Units do not constitute a public offer of securities and are available only for employees of the Company or a Subsidiary. The contents of the Grant Notice, the Agreement, this Appendix and the Plan have not been reviewed by any regulatory authority in Hong Kong. Grantee is advised to exercise caution in relation to the Award. If Grantee is in any doubt as to the contents of the Grant Notice, the Agreement, this Appendix or the Plan, Grantee should obtain independent professional advice.
INDIA
Exchange Control Notification. To the extent required by local law, you must immediately repatriate all proceeds resulting from the sale of shares of Stock issued upon vesting of the Restricted Stock Units to India and convert the proceeds into local currency. You will receive a foreign inward
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remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.
IRELAND
Issuance of Stock. This provision supplements the Agreement for any Grantee who is a director or shadow director of an Irish Subsidiary:
Notwithstanding any discretion in the Plan, the Grant Notice or the Agreement to the contrary, only newly-issued Shares will be issued upon vesting of the Restricted Stock Units. In no event will treasury Shares be issued to Grantee.
Director Notification Information. If Grantee is a director, shadow director or secretary of an Irish Subsidiary, Grantee must notify the Irish Subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, Shares, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement, or within five business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor child (whose interests will be attributed to the director, shadow director or secretary, as the case may be).
ITALY
Data Privacy Notice and Consent.
This provision supersedes the Data Privacy provision of the Agreement:
Grantee hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data as described in this section of this Appendix by and among, as applicable, the Employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.
Grantee understands that the Employer, the Company and any Subsidiary may hold certain personal information about Grantee, including but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of the Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the exclusive purpose of managing and administering the Plan (“Personal Data”).
Grantee also understands that providing the Company with Personal Data is necessary for the performance of the Plan and that Grantee’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to participate in the Plan. The Controller of Personal Data processing is Ciena Corporation, with registered offices at 1201 Winterson Road, Linthicum, Maryland 21090, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Ciena Ltd. Piazzale Biancamano, 8 Milano 20121 Italy.
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Grantee understands that Personal Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. Grantee further understands that the Company and/or a Subsidiary will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and that the Company and/or a Subsidiary may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom Grantee may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
Grantee understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area as specified herein and pursuant to applicable laws and regulations, does not require Grantee’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. Grantee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Grantee has the right to, including but not limited to, access, delete, update, correct or stop, for legitimate reason, the Personal Data processing. Furthermore, Grantee is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Grantee’s human resources department.
Plan Document Acknowledgment. By accepting the Award, Grantee acknowledges that he or she has received and reviewed a copy of the Plan, the Grant Notice, the Agreement and this Appendix in their entirety and fully accepts all provisions thereof. Grantee further acknowledges that he or she has read and specifically and expressly approves the following provisions of the Agreement: Restricted Stock Unit Transferability; Vesting; Share Delivery Pursuant to Vested Units; Withholding Tax; Forfeiture of Unvested Units; Retention Rights; Shareholder Rights; Applicable Law; Data Privacy; Non-U.S. Residents as well as the Data Privacy Notice and Consent section included in this Appendix.
Exchange Control Information. Grantee must report in his or her annual tax return: (i) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (ii) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if
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the investment may give rise to income in Italy. Grantee is exempt from the formalities in (i) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on behalf of Grantee.
KOREA
Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares to repatriate the proceeds to Korea within eighteen months of the sale.
MEXICO
Terms and Conditions. By accepting the Restricted Stock Units, you understand and agree that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The Award of Restricted Stock Units the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at 1201 Winterson Road, Linthicum, Maryland 21010, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and the sole employer is Ciena Communications Mexico S.A. de C.V. or Ciena Mexico S.A. de C.V., nor does it establish any rights between you and the Employer.
Plan Document Acknowledgment. By accepting the Award of Restricted Stock Units, you acknowledge that you have received copies of and have reviewed the Plan, the Agreement and the Grant Notice in their entirety and fully understand and accept all provisions thereof.
In addition, by accept this Award, you further acknowledge that: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Parent, Subsidiary or Affiliate are not responsible for any decrease in the value of the Shares underlying the Restricted Stock Units.
Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Employer, the Company and any Parent, Subsidiary or Affiliate with respect to any claim that may arise under the Plan.
NETHERLANDS
Nature of Grant. In accepting the Award, Grantee acknowledges that (i) the Restricted Stock Units granted under the Plan are intended as an incentive for Grantee to remain employed with the
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Employer and are not intended as remuneration for labor performed; (ii) the Restricted Stock Units are not intended to replace any pension rights or compensation; and (iii) the benefits under the Plan will not automatically transfer to another corporation in the case of a merger, take-over or transfer of liability.
Securities Law Information. Grantee should be aware of the Dutch insider trading rules which may impact the sale of Shares acquired under the Plan. In particular, Grantee may be prohibited from effecting certain transactions if he or she has inside information regarding the Company.
By accepting this Award, Grantee acknowledges having read and understood this Securities Law Information section and acknowledges that it is his or her responsibility to comply with the following Dutch insider trading rules.
Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of details concerning the issuing company to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price.
Given the broad scope of the definition of inside information, certain employees of the Company working at a Subsidiary in the Netherlands (including Grantee) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when Grantee had such inside information.
POLAND
Exchange Control Information. Polish residents who hold foreign securities (including Shares) and maintain accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds €10,000. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland.
RUSSIA
U.S. Transaction. Grantee understands that the Restricted Stock Units shall be valid and this Award shall be concluded and become effective only when acceptance of this Award is received electronically or otherwise by the Company in the United States. In no event will Award Shares issued to Grantee pursuant to the Restricted Stock Units be delivered to Grantee in Russia; Award Shares issued to Grantee pursuant to the Restricted Stock Units shall be delivered to Grantee through E*Trade Financial Services, Inc. in the United States and kept on Grantee’s behalf in the United States. Grantee is not permitted to sell Award Shares acquired upon vesting/settlement of the Restricted Stock Units directly to other Russian legal entities or residents.
Settlement of Restricted Stock Units. The Company reserves the right to force the immediate sale of any Award Shares to be issued upon vesting/settlement of the Restricted Stock Units. If applicable, Grantee agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Award Shares (on Grantee’s behalf pursuant to this authorization) and
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Grantee expressly authorizes the Company’s designated broker to complete the sale of such Award Shares. Grantee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Award Shares at any particular price. Upon the sale of the Award Shares, the Company agrees to pay Grantee the cash proceeds from the sale of the Award Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. Grantee acknowledges that he or she is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Award.
Securities Law Information. The Plan, the Award (including this Appendix), the Grant Notice and all other materials Grantee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of Award Shares acquired at vesting has not and will not be registered in Russia, unless future changes in the relevant securities regulations require otherwise. Therefore, Award Shares and any other securities described in any Plan-related documents may not be used for public offering or public circulation in Russia.
Exchange Control Information. Under current exchange control regulations, and to the extent it continues to be required by local law, Grantee must repatriate the proceeds from the sale of Award Shares and any dividends received in relation to the Shares to Russia within a reasonably short period after receipt. The sale proceeds and any dividends received must be initially credited to the Grantee through a foreign currency account opened in Grantee’s name at an authorized bank in Russia. After the sale proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. Grantee is encouraged to contact Grantee’s personal advisor before remitting his or her sale proceeds to Russia as exchange control requirements may change.
SINGAPORE
Securities Law Information. The grant of the Restricted Stock Units is being made on a private basis and is, therefore, exempt from registration in Singapore.
Director Notification Requirement. Directors of a Singaporean Subsidiary or affiliate are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singaporean Subsidiary or affiliate in writing of an interest (e.g., Restricted Stock Units, Award Shares, etc.) in the Company or any related companies within two days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the Award Shares are sold), or (iii) becoming a director.
SPAIN
Nature of Grant. In accepting this Award, Grantee consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan, the Agreement and the Grant Notice.
Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary. Consequently, Grantee understands that the Award is granted on the
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assumption and condition that the Award and any Shares issued upon vesting of the Restricted Stock Units are not part of any employment contract (either with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, Grantee understands that he or she will not be entitled to continue vesting in the Restricted Stock Units after Termination of Service. In addition, Grantee understands that the Award would not be granted to Grantee but for the assumptions and conditions referred to herein; thus, Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Award and any right to the Restricted Stock Units shall be null and void.
Exchange Control Information. Grantee must declare the acquisition of Shares to the Dirección General de Politica Comercial y de Inversiones Extranjeras, (the “DGPCIE”) of the Ministerio de Economia for statistical purposes. Grantee must declare ownership of any Shares with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, if Grantee wishes to import the ownership title of any Shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the DGPCIE. When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds), Grantee must inform the financial institution receiving the payment of the basis upon which such payment is made. Grantee will need to provide the institution with the following information: (i) Grantee’s name, address and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.
SWITZERLAND
Securities Law Information. The grant of Restricted Stock Units under the Plan is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.
TAIWAN
Exchange Control Information. Grantee may acquire and remit foreign currency (including proceeds from the sale of Shares) up to US$5,000,000 per year without justification. If the transaction amount is TWD500,000 or more in a single transaction, Grantee must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, Grantee must also provide supporting documentation to the satisfaction of the remitting bank.
UNITED KINGDOM
Restricted Stock Units Payable Only in Common Stock. Notwithstanding any discretion in the Plan, the Grant Notice or the Agreement to the contrary, upon vesting of the Restricted Stock Units, Shares will be issued as set forth in this section. In no event will the Award be paid to Grantee in the form of cash.
Taxes. If payment or withholding of the Tax-Related Items (including the Employer NICs, as defined below) is not made within ninety (90) days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax
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(Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by Grantee to the Employer, effective on the Due Date. Grantee agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Agreement.
Notwithstanding the foregoing, if Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), Grantee will not be eligible for such a loan to cover the Tax-Related Items. In the event that Grantee is a director or executive officer and the Tax-Related Items are not collected from or paid by Grantee by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to Grantee on which additional income tax and National Insurance Contributions (“NICs”) (including the Employer NICs, as defined below) will be payable. Grantee will be responsible for reporting and paying any income tax and NICs (including the Employer NICs, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.
Data Privacy Notice and Consent. Grantee acknowledges and agrees, further to the consent to the transfer of Personal Data contained in the Agreement, that Personal Data may be transferred to third parties outside of the European Economic Area in the course of the implementation, administration and management of the Plan.
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